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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. 1)*


                   Pacific Research & Engineering Corporation
                                (Name of Issuer)


                           Common Stock, No Par Value
                         (Title of Class of Securities)


                                    33-858-LA
                                 (CUSIP Number)

                                November 12, 1998
              Date of event which requires filing of this statement

                   Check the appropriate box to designate the
                  rule pursuant to which this schedule is filed

                               [ ] Rule 13d - 1(b)
                               [ ] Rule 13d - 1(c)
                               [X] Rule 13d - 1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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---------------------                                          -----------------
CUSIP No. 741444 20 2                  13G                     Page 2 of 5 Pages
---------------------                                          -----------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         Jack K. Williams      SS####-##-####
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                      (a) [ ]
                                      (b) [ ]

-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                California, USA
-------- -----------------------------------------------------------------------
                        5
      NUMBER OF             SOLE VOTING POWER
       SHARES                 1,054,000
                       ---- ----------------------------------------------------
    BENEFICIALLY        6   SHARED VOTING POWER
      OWNED BY                6,500
        EACH
                       ---- ----------------------------------------------------
      REPORTING         7   SOLE DISPOSITIVE POWER
       PERSON                 1,054,000
        WITH
                       ---- ----------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                              6,500

-------- -----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,060,500 Common Stock, No Par Value
-------- -----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                [ ]
-------- -----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                46.00%
-------- -----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                IN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



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ITEM 1(a)

Name of Issuer:
Pacific Research & Engineering Corporation


ITEM 1(b)

Address of Issuer's Principal Executive Offices:
2070 Las Palmas Drive, Carlsbad, CA   92009


ITEM 2(a)


Name of Person Filing:
Jack K. Williams


ITEM 2(b)


Address of Principal Business Office:
2070 Las Palmas Drive, Carlsbad, CA   92009


ITEM 2(c)


Citizenship:
United States


ITEM 2(d)

Title of Class of Securities:
Common Stock, No Par Value


ITEM 2(e)

CUSIP Number:
333-858-LA

ITEM 3

Type of Person:
Individual - Executive Officer, CEO


ITEM 4

Ownership:

(a)  Amount beneficially owned: 1,060,500
(b)  Percent of class:  46.00%
(c)  Number of shares as to which the person has:
       (i)     sole power to vote or direct the vote: 1,054,000
       (ii)    shared power to vote or direct the vote: 1,060,500
       (iii)   sole power to dispose or to direct the disposition of 1,054,000
       (iv)    shared power to dispose or to direct the disposition of 1,060,500



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ITEM 5

Ownership of Five Percent or Less of a Class:
Not Applicable


ITEM 6

Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable


ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable


ITEM 8

Identification and Classification of Members of the Group:

Not Applicable


ITEM 9

Notice of Dissolution of Group:

Not Applicable


ITEM 10

Certification:

(a)     Not Applicable

(b)     Not Applicable



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                                    Signature



        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 16, 1999







                                            /s/  JACK K. WILLIAMS
                                        ----------------------------------------
                                        Signature


                                            Chief Executive Officer
                                        ----------------------------------------
                                        Signature



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